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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Amendment No. 3 to Form S-4 Registration Statement of AT&T Corp. of our report dated March 16, 2001 relating to the consolidated financial statements which appears in AT&T Corp.'s 2000 Annual Report on Form 10-K/A and the Current Report on Form 8-K/A, filed on April 11, 2001 for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated March 16, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K/A. We also consent to the reference to us under the heading "Experts" and "Summary Historical Financial Data" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
April 17, 2001